Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Strong First Quarter 2024 Results
■Net income per diluted share was $1.74 and adjusted after-tax income* (AATI) per diluted share was $1.77
■General Insurance underwriting income increased 19% year-over-year to $596 million, or 67% on a comparable basis*†
■General Insurance adjusted pre-tax income (APTI) increased 9% year-over-year to $1.4 billion, or 27% on a comparable basis†
■General Insurance combined ratio improved 2.1 points from the prior year quarter to 89.8%; Accident year combined ratio, as adjusted* (AYCR) improved 0.3 points from the prior year quarter to 88.4%, or 1.6 points on a comparable basis†
■As a result of the 2023 divestitures, General Insurance net premiums written (NPW) of $4.5 billion decreased 35% on a reported basis, but increased on a comparable basis† with 4% growth in North America Commercial
■Executed nearly $3 billion of capital management actions in the first quarter, including returning $2.4 billion to shareholders through $1.7 billion of common stock repurchases, $250 million of dividends and the redemption of $500 million of preferred stock, and the repayment of $459 million of aggregate principal amount of maturing debt
■Return on common equity (ROCE) was 10.8% and adjusted ROCE* was 9.3%; adjusted ROCE was 13.3% for General Insurance and 11.9% for Life and Retirement
■On April 30, AIG’s Board of Directors declared a cash dividend of $0.40 per share on AIG common stock, an 11% increase from prior quarterly dividends, marking the second consecutive year of 10%+ dividend increases
■AIG Board of Directors also increased the share repurchase authorization to $10.0 billion effective May 1

NEW YORK, May 1, 2024 – American International Group, Inc. (NYSE: AIG) today reported financial results for the first quarter ended March 31, 2024.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “AIG began 2024 with very strong momentum in delivering on our strategic and operational progress while achieving exceptional financial results, reflecting the foundational capabilities we have cultivated over the last several years. In addition to outstanding profitability, this quarter was highlighted by the significant capital management actions we completed, placing AIG in a position of strength ahead of Corebridge Financial’s deconsolidation from AIG.

“General Insurance had another quarter of impressive Commercial Lines profitability benefiting from continued strong underwriting performance and low levels of catastrophe losses as we continue to manage volatility in our results. The combined ratio of 89.8% improved 2.1 points year-over-year, or 3.8 points on a comparable basis†. The accident year combined ratio, as adjusted, of 88.4% improved 0.3 points year-over-year, or 1.6 points on a comparable basis†. In Global Commercial Lines, the combined ratio of 85.8% improved 3.4 points year-over-year, and the accident year combined ratio, as adjusted, was 84.4%.

“As a result of the 2023 divested businesses and changes in reinsurance structures, General Insurance net premiums written decreased 35% year-over-year, but increased on a comparable basis†. Growth rates in the quarter were impacted by changes in reinsurance structures which should provide benefits in the remainder of the year. Global Commercial Lines pricing, which includes rate and exposure, increased 6% excluding Workers’ Compensation and was ahead of loss cost trend. Excluding Workers’ Compensation, North America Commercial Lines pricing increased 7% while International pricing increased 5%, both slightly ahead of loss cost trend. Overall market conditions remain favorable and we continue to execute our strategy of successfully deploying capital organically in markets where we see the most attractive risk-adjusted returns. In this environment, disciplined underwriting is increasingly critical and the strength and depth of the underwriting talent we have built at AIG will enable us to continue to drive profitable growth.

“Life & Retirement’s solid financial results benefited from higher base portfolio spread income and strong sales with total premiums and deposits* of $10.7 billion for the first quarter of 2024 and were among the highest results in the past decade. In April, Corebridge Financial (Corebridge) closed the sale of AIG Life to Aviva plc for £453 million ($569 million), solidifying their U.S. focus. On April 30, the Corebridge Board of Directors also authorized an additional $2 billion of share repurchases following active share repurchases year to date.

“While reducing our ownership stake in Corebridge remains a top priority in 2024, we continue to diligently execute on our capital management strategy. In the first quarter, we executed nearly $3 billion of capital management actions, including returning $2.4 billion to AIG shareholders through $1.7 billion of common stock repurchases, $250 million of common and preferred dividends and redeeming $500 million of preferred stock as well as retiring $459 million in maturing debt. The AIG Board of Directors approved an increase to the share repurchase authorization up to $10.0 billion effective May 1 as well as an 11% increase in our quarterly common stock dividend to $0.40 per share, representing a greater than 10% increase in the quarterly dividend for the second consecutive year.

“Throughout 2024, we expect to continue to build on our momentum as we execute AIG Next, deconsolidate Corebridge and deliver underwriting excellence and profitable growth, further enhancing value to AIG shareholders and positioning AIG for the future. I am very pleased with the progress we have made with AIG Next, which will create a less complex and more effective company with the appropriate infrastructure and improved capabilities. AIG Next will deliver savings and efficiencies that further position us to accelerate profitability and achieve an adjusted ROCE in excess of 10%.

“Against the backdrop of an uncertain and increasingly complex global risk landscape, AIG continues to serve our clients, partners and stakeholders with the unwavering commitment and distinct expertise that distinguishes us in the industry thanks to the dedication and teamwork of our colleagues around the world.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† Premiums on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the sale of Crop Risk Services and the sale of Validus Re in 2023 and 2024. APTI, underwriting income and ratios on a comparable basis reflects year-over-year comparison adjusted for the sale of Crop Risk Services and the sale of Validus Re in 2023 and 2024. Refer to pages 19 to 20 for more detail.

For the first quarter of 2024, net income attributable to AIG common shareholders was $1.2 billion, or $1.74 per diluted common share, compared to $23 million, or $0.03 per diluted common share, in the prior year quarter. The increase was primarily driven by net realized gains on Fortitude Re funds withheld embedded derivative, compared to net realized losses in the prior year quarter.

AATI was $1.2 billion, or $1.77 per diluted common share, for the first quarter of 2024, flat compared to $1.2 billion, or $1.63 per diluted common share, in the prior year quarter, reflecting higher underwriting income and net investment income in General Insurance and improved results in AIG Other Operations excluding Corebridge, mostly offset by a 20% decrease in Corebridge’s earnings included in AATI due to the reduction in AIG ownership over the last year.

Total net investment income for the first quarter of 2024 was $3.9 billion, an increase of 11% from $3.5 billion in the prior year quarter, primarily driven by higher income from fixed maturity securities and loans due to higher reinvestment rates, partially offset by lower alternative investment returns and lower income on Fortitude Re funds withheld assets. Total net investment income on an APTI basis* was $3.5 billion, an increase of 13% from the prior year quarter, reflecting higher reinvestment rates, partially offset by lower alternative investment returns. In General Insurance, net investment income was up 2% from the prior year quarter, overcoming the headwind associated with the sale of Validus which produced $31 million in net investment income in the prior year quarter. Excluding Validus results from the first quarter of 2023, net investment income was up about 7% with a 9% increase in fixed maturities and loans from higher reinvestment rates over the prior year quarter.

Book value per common share was $64.66 as of March 31, 2024, a decrease of 1% from December 31, 2023 and an increase of 10% from March 31, 2023. The decrease from December 31, 2023 was primarily driven by an increase in accumulated other comprehensive loss (AOCL) due to higher interest rates and the increase from March 31, 2023 was driven by a decrease in AOCL due to lower interest rates and credit spreads as well as the net impact of share repurchases. Adjusted book value per common share* was $77.79, an increase of 1% from December 31, 2023 and an increase of 3% from March 31, 2023, both reflecting the aggregate impact of net income, offset by dividends and share repurchases.

In the first quarter of 2024, AIG returned $2.4 billion to AIG shareholders through $1.7 billion of common stock repurchases of approximately 23 million shares, $250 million of common and preferred dividends and the redemption of $500 million of preferred stock. AIG also repaid $459 million aggregate principal amount of maturing debt. AIG parent liquidity was $5.1 billion as of March 31, 2024. Total debt and preferred stock to total capital at March 31, 2024 was 28.1%, down from 28.5% at December 31, 2023, primarily driven by debt repayment and the preferred stock redemption. Total debt and preferred stock to total capital, excluding AOCL adjusted for cumulative unrealized gains and losses related to Fortitude Re funds withheld assets*, was 23.6% at March 31, 2024, down from 24.3% at December 31, 2023.

On April 30, 2024, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.40 per share. The dividend is payable on June 28, 2024 to stockholders of record at the close of business on June 14, 2024.

On March 15, 2024, AIG redeemed all 20,000 outstanding shares of AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock (Series A Preferred Stock) originally issued on March 14, 2019 and all 20,000,000 of the corresponding depositary shares. The redemption price of Series A Preferred Stock was $25,000 per share (equivalent to $25.00 per depositary share) for an aggregate redemption price of $500 million, paid in cash.

FINANCIAL SUMMARY

	Three Months Ended March 31,
($ in millions, except per common share amounts)	2023	2024
Net income attributable to AIG common shareholders	$23	$1,194
Net income per diluted share attributable to AIG common shareholders	$0.03	$1.74

Net investment income	$3,533	$3,904
Net investment income, APTI basis	$3,075	$3,468

Adjusted pre-tax income (loss)	$1,643	$1,941
General Insurance	1,248	1,358
Life and Retirement	886	991
Other Operations	(491)	(408)

Noncontrolling interests	$117	$(384)
Noncontrolling interests, AATI basis	$(125)	$(293)

Adjusted after-tax income attributable to AIG common shareholders	$1,211	$1,216
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.63	$1.77

Weighted average common shares outstanding - diluted (in millions)	744.1	688.0

Return on common equity	0.2%	10.8%
Adjusted return on common equity	8.7%	9.3%

Book value per common share	$58.87	$64.66
Adjusted book value per common share	$75.87	$77.79

Common shares outstanding (in millions)	727.6	671.0

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2023	2024	Change
Gross premiums written	$12,028	$9,156	(24)%

Net premiums written	$6,965	$4,512	(35)%
North America	3,680	1,334	(64)
North America Commercial Lines	3,367	1,033	(69)
North America Personal Insurance	313	301	(4)
International	3,285	3,178	(3)
International Commercial Lines	1,996	1,939	(3)
International Personal Insurance	1,289	1,239	(4)

Underwriting income (loss)	$502	$596	19%
North America	299	224	(25)
North America Commercial Lines	331	236	(29)
North America Personal Insurance	(32)	(12)	63
International	203	372	83
International Commercial Lines	155	330	113
International Personal Insurance	48	42	(13)

Net investment income, APTI basis	$746	$762	2%
Adjusted pre-tax income	$1,248	$1,358	9%
Return on adjusted segment common equity	11.6%	13.3%	1.7	pts

Underwriting ratios:
North America Combined Ratio (CR)	90.0	91.1	1.1	pts
North America Commercial Lines CR	87.1	88.1	1.0
North America Personal Insurance CR	107.9	102.3	(5.6)
International CR	93.8	88.7	(5.1)
International Commercial Lines CR	91.9	83.6	(8.3)
International Personal Insurance CR	96.4	96.7	0.3
General Insurance (GI) CR	91.9	89.8	(2.1)

GI Loss ratio	59.9	58.0	(1.9)	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(4.2)	(1.9)	2.3
Prior year development, net of reinsurance and prior year premiums	1.0	0.5	(0.5)
GI Accident year loss ratio, as adjusted	56.7	56.6	(0.1)
GI Expense ratio	32.0	31.8	(0.2)
GI Accident year combined ratio, as adjusted	88.7	88.4	(0.3)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	88.7	88.4	(0.3)	pts
North America Commercial Lines AYCR	85.7	85.9	0.2
North America Personal Insurance AYCR	107.6	97.7	(9.9)
International AYCR	88.7	88.4	(0.3)
International Commercial Lines AYCR	83.7	83.0	(0.7)
International Personal Insurance AYCR	95.9	96.8	0.9

	Three Months Ended March 31,
	2023	2024	Change
Comparable Basis Underwriting ratios†:
North America Commercial Lines CR	88.9	88.1	(0.8)	pts
International Commercial Lines CR	92.7	83.4	(9.3)
General Insurance (GI) CR	93.5	89.7	(3.8)

GI Accident year combined ratio, as adjusted	90.0	88.4	(1.6)
North America Commercial Lines AYCR	87.7	85.9	(1.8)
International Commercial Lines AYCR	84.2	82.8	(1.4)

General Insurance
•General Insurance APTI of $1.4 billion increased $110 million from the prior year quarter, primarily driven by higher underwriting and net investment income.
•First quarter 2024 NPW of $4.5 billion declined 35% from the prior year quarter on a reported basis, but increased on a comparable basis†, with 1% growth in Commercial Lines and Personal Insurance relatively flat. North America Commercial Lines NPW declined 69% from the prior year quarter, but grew 4% on a comparable basis†, reflecting continued rate increases, higher renewal retentions and strong new business production in Lexington, Casualty and Captive Solutions, partially offset by Financial Lines reflecting continued underwriting discipline and change in reinsurance structure. International Commercial Lines NPW declined 3% from the prior year quarter, or 1% on a comparable basis†, attributable to a decrease in Global Specialty and Financial Lines, partially offset by an increase in Property, Talbot and Casualty, due to continued rate increases, higher renewal retention, strong new business production as well as reflecting changes in reinsurance. North America Personal Insurance NPW declined 4% from the prior year quarter, primarily driven by High Net Worth, resulting from change in reinsurance. International Personal Insurance NPW also declined 4% from the prior year quarter, but increased 1% on a comparable basis†, largely driven by an increase in Personal Auto and Individual Travel, partially offset by Accident & Health.
•First quarter 2024 underwriting income increased $94 million from the prior year quarter to $596 million and included $106 million of total catastrophe-related charges, representing 1.9 loss ratio points, compared to $264 million, representing 4.2 loss ratio points, in the prior year quarter. First quarter 2024 also included favorable prior year development (PYD), net of reinsurance, of $34 million, consisting entirely of the adverse development cover (ADC) amortization, compared to favorable PYD, net of reinsurance, of $68 million in the prior year quarter. Consistent with our reserve review schedule, we did not conduct detailed valuation reviews (DVRs) in the first quarter, resulting in no favorable or adverse PYD from DVRs in the first quarter of 2024. The amortization of ADC totaled $34 million in the first quarter 2024, down from $41 million in the first quarter 2023 due to the annual update in amortization schedule.
•The combined ratio improved 2.1 points from the prior year quarter to 89.8%, largely driven by a 1.9 point decrease in the loss ratio to 58.0%. The AYCR improved 0.3 points from the prior year quarter to 88.4%, primarily driven by a 0.2 point decrease in expense ratio to 31.8%, attributable to an improvement in acquisition ratio, partially offset by an increase in general operating expense (GOE) ratio. On a comparable basis†, the combined ratio improved 3.8 points and the AYCR improved 1.6 points from the prior year quarter.
•The North America Commercial Lines combined ratio increased 1.0 point from the prior year quarter to 88.1% and the AYCR increased 0.2 points to 85.9%. The increase was driven by a higher loss ratio reflecting changes in business mix, resulting from the 2023 divestitures, and lower favorable PYD, net of reinsurance, partially offset by an improvement in expense ratio reflecting lower acquisition ratio. On a comparable basis†, the combined ratio improved 0.8 points and the AYCR improved 1.8 points from the prior year quarter.
•International Commercial Lines combined ratio improved 8.3 points from the prior year quarter to 83.6% and the AYCR improved 0.7 points to 83.0%. The improvement was mostly driven by a decrease in loss ratio, reflecting lower catastrophe losses and favorable development in PYD, net of reinsurance, compared to unfavorable development in the prior year quarter, as well as a 0.4 point improvement in expense ratio to 29.5%. On a comparable basis†, the combined ratio improved 9.3 points and the AYCR improved 1.4 points from the prior year quarter.
•The North America Personal Insurance combined ratio improved 5.6 points from the prior year quarter to 102.3% and the AYCR improved 9.9 points to 97.7%. The improvement was driven by lower accident year loss ratio, as adjusted* (AYLR) and GOE ratios reflecting changes in business mix, which were partially offset by a higher catastrophe loss ratio and an unfavorable development in PYD, net of reinsurance.
•The International Personal Insurance combined ratio increased 0.3 points from the prior year quarter to 96.7% and the AYCR increased 0.9 points to 96.8%. The increase was driven by higher expense ratio as a result of the impact of lower earned premiums, partially offset by an improvement in AYLR and lower catastrophe loss ratio.
•General Insurance net investment income on an APTI basis was $762 million, an increase of 2% from the prior year quarter driven by higher reinvestment rates from fixed maturity securities and loans, partially offset by lower alternative investment returns, particularly private equity, and a reduction in assets due to the 2023 divested businesses. Excluding Validus results from the first quarter of 2023, net investment income was up about 7% from the prior year quarter.

LIFE AND RETIREMENT

	Three Months Ended
	March 31,
($ in millions, except as indicated)	2023	2024	Change
Adjusted pre-tax income	$886	$991	12%
Individual Retirement	533	622	17
Group Retirement	187	199	6
Life Insurance	82	58	(29)
Institutional Markets	84	112	33

Premiums and fees	$2,899	$3,076	6%
Individual Retirement	252	232	(8)
Group Retirement	106	112	6
Life Insurance	917	888	(3)
Institutional Markets	1,624	1,844	14

Premiums and deposits	$10,448	$10,671	2%
Individual Retirement	4,883	4,861	—
Group Retirement	2,246	2,054	(9)
Life Insurance	1,156	1,170	1
Institutional Markets	2,163	2,586	20

Net flows	$(156)	$(2,405)	NM	%
Individual Retirement	663	(514)	NM
Group Retirement	(819)	(1,891)	(131)

Net investment income, APTI basis	$2,277	$2,645	16%
Return on adjusted segment common equity	10.7%	11.9%	1.2	pts

Life and Retirement
•L&R results are presented before the impact of Other Operations and non-controlling interests on AIG’s AATI. L&R’s contribution to AATI declined by approximately $100 million from the prior year quarter.
•L&R APTI increased $105 million from the prior year quarter to $991 million. The increase was primarily due to higher base portfolio spread income, fee income and expense efficiencies, partially offset by non-recurring reinsurance adjustments in the Life insurance business.
•Premiums increased 7% from the prior year quarter to $2.4 billion and premiums and deposits* increased 2% to $10.7 billion. Fixed Annuities sales for the quarter were up 16% from the prior year quarter and Institutional Markets sales were up 20%, driven by a higher volume of transactional business, including $1.8 billion of pension risk transfer transactions, partially offset by lower sales of Variable and Fixed Index Annuities.
•Net investment income on an APTI basis was $2.6 billion, an increase of 16% from the prior year quarter, driven by higher income from fixed maturity securities and loans, partially offset by lower alternative investment income.

OTHER OPERATIONS

	Three Months Ended
	March 31,
($ in millions)	2023	2024	Change
Corporate and Other	$(270)	$(194)	28%
Corebridge, Inc.	(200)	(174)	13
Consolidation and eliminations - other	(21)	(40)	(90)
Adjusted pre-tax loss	$(491)	$(408)	17%

Other Operations
•Corporate and Other adjusted pre-tax loss (APTL), excluding Corebridge, improved $76 million from the prior year quarter, primarily due to higher income on parent short-term investments, lower GOE driven by expense savings, and lower AIG interest expenses driven by debt reduction over the last year.
•Corebridge Other Operations APTL improved $26 million from the prior year quarter. This was driven by a decrease in alternative investment income, more than offset by an increase in consolidation and eliminations associated with consolidated investment entities.

CONFERENCE CALL
AIG will host a conference call tomorrow, Thursday, May 2, 2024 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally, including adverse developments related to financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, an economic slowdown or recession, any potential U.S. federal government shutdown and geopolitical events or conflicts, including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas;
•occurrence of catastrophic events, both natural and man-made, including the effects of climate change, geopolitical events and conflicts and civil unrest;
•disruptions in the availability or accessibility of AIG's or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches, or infrastructure vulnerabilities;
•AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•AIG's ability to realize expected strategic, financial, operational or other benefits from the separation of Corebridge as well as AIG’s equity market exposure to Corebridge;
•AIG's ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•AIG's ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•concentrations in AIG’s investment portfolios;
•AIG’s reliance on third-party investment managers;
•changes in the valuation of AIG’s investments;
•AIG’s reliance on third parties to provide certain business and administrative services;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;

•concentrations of AIG’s insurance, reinsurance and other risk exposures;
•nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);
•AIG's ability to adequately assess risk and estimate related losses as well as the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes to sources of or access to liquidity;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•changes in accounting principles and financial reporting requirements;
•the effects of sanctions, including those related to the conflict between Russia and Ukraine, and the failure to comply with those sanctions;
•the effects of changes in laws and regulations, including those relating to the regulation of insurance, in the U.S. and other countries in which AIG and its businesses operate;
•changes to tax laws in the U.S. and other countries in which AIG and its businesses operate;
•the outcome of significant legal, regulatory or governmental proceedings;
•AIG’s ability to effectively execute on sustainability targets and standards;
•AIG’s ability to address evolving stakeholder expectations and regulatory requirements with respect to environmental, social and governance matters;
•the impact of epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in Part I, Item 2. Management’s Discussions and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (which will be filed with the Securities and Exchange Commission) (SEC), and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2023.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the First Quarter 2024 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per common share, excluding accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and deferred tax assets (DTA) (Adjusted book value per common share) is used to show the amount of our net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted book value per common share is derived by dividing total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted common shareholders’ equity), by total common shares outstanding.
Total debt and preferred stock to total capital ratio excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets is used to show the AIG’s debt leverage adjusted for AOCI and for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts and foreign currency translation adjustments. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.
AIG Return on Common Equity (ROCE) – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted return on common equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.
General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.
General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on adjusted segment common equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.
Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.
Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes), changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes) and income from elimination of the International reporting lag. Adjusted revenues is a GAAP measure for our segments.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:
•changes in fair value of securities used to hedge guaranteed living benefits;
•net change in market risk benefits (MRBs);
•changes in benefit reserves related to net realized gains and losses;
•changes in the fair value of equity securities;
•net investment income on Fortitude Re funds withheld assets;
•following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•pension expense related to lump sum payments to former employees;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life‑contingent payout annuities, as well as deposits received on universal life, investment‑type annuity contracts, Federal Home Loan Bank funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended March 31,
	2023				2024
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(231)	$(144)	$—	$(87)	$2,051	$451	$—	$1,600
Noncontrolling interests			117	117			(384)	(384)
Pre-tax income (loss)/net income attributable to AIG	(231)	(144)	117	30	2,051	451	(384)	1,216
Dividends on preferred stock and preferred stock redemption premiums				7				22
Net income attributable to AIG common shareholders				23				1,194
Adjustments:
Changes in uncertain tax positions and other tax adjustments		22	—	(22)		14	—	(14)
Deferred income tax valuation allowance charges		(19)	—	19		(12)	—	12
Changes in fair value of securities used to hedge guaranteed living benefits	3	1	—	2	2	—	—	2
Change in market risk benefit, net(a)	196	41	—	155	(369)	(78)	—	(291)
Changes in benefit reserves related to net realized gains (losses)	(6)	(1)	—	(5)	(2)	—	—	(2)
Changes in the fair value of equity securities	(51)	(11)	—	(40)	(99)	(21)	—	(78)
Loss on extinguishment of debt and preferred stock redemption premiums	—	—	—	—	—	—	—	15
Net investment income on Fortitude Re funds withheld assets	(446)	(94)	—	(352)	(369)	(77)	—	(292)
Net realized losses on Fortitude Re funds withheld assets	31	7	—	24	179	38	—	141
Net realized gains on Fortitude Re funds withheld embedded derivative	1,165	245	—	920	(13)	(3)	—	(10)
Net realized losses(b)	766	208	—	558	307	60	—	247
Loss from discontinued operations				—				—
Net (gain) loss on divestitures and other	2	—	—	2	(6)	(1)	—	(5)
Non-operating litigation reserves and settlements	(1)	—	—	(1)	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(19)	(4)	—	(15)	2	—	—	2
Net loss reserve discount charge	64	13	—	51	76	16	—	60
Pension expense related to a one-time lump sum payment to former employees	—	—	—	—	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	52	11	—	41	64	13	—	51
Restructuring and other costs	117	25	—	92	114	24	—	90
Non-recurring costs related to regulatory or accounting changes	13	3	—	10	4	1	—	3
Net impact from elimination of international reporting lag(c)	(12)	(3)	—	(9)	—	—	—	—
Noncontrolling interests(d)			(242)	(242)			91	91
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,643	$300	$(125)	$1,211	$1,941	$425	$(293)	$1,216
(a)Includes realized gains and losses on certain derivative instruments used for non-qualifying (economic) hedging.
(b)Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(c)Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(d)Includes the portion of equity interest of non-operating income of Corebridge and consolidated investment entities that AIG does not own.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended March 31,
Earnings per common share:	2023	2024	% Inc. (Dec.)
Basic
Income from continuing operations	$0.03	$1.75	NM	%
Income from discontinued operations	—	—	NM
Net income attributable to AIG common shareholders	$0.03	$1.75	NM
Diluted
Income from continuing operations	0.03	$1.74	NM
Income from discontinued operations	—	—	NM
Net income attributable to AIG common shareholders	$0.03	$1.74	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.63	$1.77	8.6%
Weighted average shares outstanding:
Basic	738.7	682.6
Diluted	744.1	688.0

Reconciliation of Book Value per Common Share
As of period end:	March 31, 2023	December 31, 2023	March 31, 2024
Total AIG shareholders' equity	$43,317	$45,351	$43,385
Less: Preferred equity	485	485	—
Total AIG common shareholders' equity (a)	42,832	44,866	43,385
Less: Deferred tax assets (DTA)*	4,543	4,313	4,153
Less: Accumulated other comprehensive income (AOCI)	(19,329)	(14,037)	(14,869)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(2,418)	(1,791)	(1,904)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(16,911)	(12,246)	(12,965)
Total adjusted common shareholders' equity (b)	$55,200	$52,799	$52,197
Total common shares outstanding (d)	727.6	688.8	671.0

As of period end:	March 31, 2023	% Inc. (Dec.)	December 31, 2023	% Inc. (Dec.)	March 31, 2024
Book value per common share (a÷d)	$58.87	9.8%	$65.14	(0.7)%	$64.66
Adjusted book value per common share (b÷d)	75.87	2.5	76.65	1.5	77.79

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Common Equity
	Three Months Ended March 31,
	2023	2024
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$92	$4,776
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$4,844	$4,864
Average AIG Common Shareholders' equity (c)	$41,659	$44,126
Less: Average DTA*	4,531	4,233
Less: Average AOCI	(20,973)	(14,453)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,640)	(1,848)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(18,333)	(12,605)
Average adjusted common shareholders' equity (d)	$55,461	$52,498

ROCE (a÷c)	0.2%	10.8%
Adjusted return on common equity (b÷d)	8.7%	9.3%
*Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income
	Three Months Ended
	March 31,
	2023	2024
Net Investment Income per Consolidated Statements of Operations	$3,533	$3,904
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(17)
Changes in the fair value of equity securities	(51)	(99)
Net investment income on Fortitude Re funds withheld assets	(446)	(369)
Net realized gains (losses) related to economic hedges and other	53	49
Net impact from elimination of International reporting lag	(1)	—
Total Net Investment Income - APTI Basis	$3,075	$3,468

General Insurance Net Investment Income, APTI basis	$746	$762
Validus Re impact	(31)	—
General Insurance Net Investment Income, APTI basis, excluding Validus Re	$715	$762

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended March 31, 2024
				North
		Global -	Global -	America -	International -
	General	Commercial	Personal	Commercial	Commercial	Personal
	Insurance	Lines	Insurance	Lines	Lines	Insurance
Change in net premiums written
Increase (decrease) as reported in U.S. dollars	(35.2)%	(44.6)%	(3.9)%	(69.3)%	(2.9)%	(3.9)%
Foreign exchange effect	0.4	(0.1)	3.6	—	(0.3)	4.5
Validus Re	29.0	38.6	—	67.1	2.2	—
Crop Risk Services	6.2	6.9	—	6.6	—	—
Increase (decrease) on comparable basis	0.4%	0.8%	(0.3)%	4.4%	(1.0)%	0.6%

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	March 31,
	2023	2024
Total General Insurance
Combined ratio	91.9	89.8
Catastrophe losses and reinstatement premiums	(4.2)	(1.9)
Prior year development, net of reinsurance and prior year premiums	1.0	0.5
Accident year combined ratio, as adjusted	88.7	88.4
Crop Risk Services and Validus Re impact	1.3	—
Accident year combined ratio, as adjusted, comparable basis	90.0	88.4

Combined ratio	91.9	89.8
Crop Risk Services and Validus Re impact	1.6	(0.1)
Combined ratio, comparable basis	93.5	89.7

North America
Combined ratio	90.0	91.1
Catastrophe losses and reinstatement premiums	(3.9)	(3.6)
Prior year development, net of reinsurance and prior year premiums	2.6	0.9
Accident year combined ratio, as adjusted	88.7	88.4

North America - Commercial Lines
Combined ratio	87.1	88.1
Catastrophe losses and reinstatement premiums	(4.1)	(3.6)
Prior year development, net of reinsurance and prior year premiums	2.7	1.4
Accident year combined ratio, as adjusted	85.7	85.9
Crop Risk Services and Validus Re impact	2.0	—
Accident year combined ratio, as adjusted, comparable basis	87.7	85.9

Combined ratio	87.1	88.1
Crop Risk Services and Validus Re impact	1.8	—
Combined ratio, comparable basis	88.9	88.1

North America - Personal Insurance
Loss ratio	56.4	58.2
Catastrophe losses and reinstatement premiums	(2.7)	(3.9)
Prior year development, net of reinsurance and prior year premiums	2.4	(0.7)
Accident year loss ratio, as adjusted	56.1	53.6

Combined ratio	107.9	102.3
Catastrophe losses and reinstatement premiums	(2.7)	(3.9)
Prior year development, net of reinsurance and prior year premiums	2.4	(0.7)
Accident year combined ratio, as adjusted	107.6	97.7

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	March 31,
	2023	2024
International
Combined ratio	93.8	88.7
Catastrophe losses and reinstatement premiums	(4.5)	(0.4)
Prior year development, net of reinsurance and prior year premiums	(0.6)	0.1
Accident year combined ratio, as adjusted	88.7	88.4

International - Commercial Lines
Combined ratio	91.9	83.6
Catastrophe losses and reinstatement premiums	(6.9)	(0.7)
Prior year development, net of reinsurance and prior year premiums	(1.3)	0.1
Accident year combined ratio, as adjusted	83.7	83.0
Crop Risk Services and Validus Re impact	0.5	(0.2)
Accident year combined ratio, as adjusted, comparable basis	84.2	82.8

Combined ratio	91.9	83.6
Crop Risk Services and Validus Re impact	0.8	(0.2)
Combined ratio, comparable basis	92.7	83.4

International - Personal Insurance
Loss ratio	55.4	54.4
Catastrophe losses and reinstatement premiums	(1.1)	—
Prior year development, net of reinsurance and prior year premiums	0.6	0.1
Accident year loss ratio, as adjusted	54.9	54.5

Combined ratio	96.4	96.7
Catastrophe losses and reinstatement premiums	(1.1)	—
Prior year development, net of reinsurance and prior year premiums	0.6	0.1
Accident year combined ratio, as adjusted	95.9	96.8

Global - Commercial Insurance
Combined ratio	89.2	85.8
Catastrophe losses and reinstatement premiums	(5.3)	(2.1)
Prior year development, net of reinsurance and prior year premiums	1.0	0.7
Accident year combined ratio, as adjusted	84.9	84.4

Reconciliation of General Insurance Underwriting Income
	Three Months Ended
	March 31,
	2023	2024
Underwriting income, as reported	$502	$596
Crop Risk Services and Validus Re	(145)	—
Underwriting income, comparable basis	$357	$596

Reconciliation of General Insurance Adjusted Pre-tax Income
	Three Months Ended
	March 31,
	2023	2024
Adjusted Pre-tax income, as reported	$1,248	$1,358
Crop Risk Services and Validus Re	(176)	—
Adjusted Pre-tax income, comparable basis	$1,072	$1,358

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2023	2024

Adjusted pre-tax income	$1,248	$1,358
Interest expense on attributed financial debt	126	117
Adjusted pre-tax income including attributed interest expense	1,122	1,241
Income tax expense	252	290
Adjusted after-tax income	870	951
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$867	$948

Ending adjusted segment common equity	$29,543	$29,101
Average adjusted segment common equity	$29,936	$28,584
Return on adjusted segment common equity	11.6%	13.3%

Total segment shareholder’s equity	$24,522	$24,709
Less: Preferred equity	211	—
Total segment common equity	24,311	24,709
Less: Accumulated other comprehensive income (AOCI)	(5,821)	(4,980)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(589)	(588)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(5,232)	(4,392)
Total adjusted segment common equity	$29,543	$29,101

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2023	2024

Adjusted pre-tax income	$886	$991
Interest expense on attributed financial debt	115	114
Adjusted pre-tax income including attributed interest expense	771	877
Income tax expense	154	179
Adjusted after-tax income	617	698
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$615	$696

Ending adjusted segment common equity	$22,945	$23,628
Average adjusted segment common equity	$23,062	$23,418
Return on adjusted segment common equity	10.7%	11.9%

Total segment shareholder’s equity	$10,689	$10,748
Less: Preferred equity	161	—
Total segment common equity	10,528	10,748
Less: Accumulated other comprehensive income (AOCI)	(14,246)	(14,196)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(1,829)	(1,316)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(12,417)	(12,880)
Total adjusted segment common equity	$22,945	$23,628

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	March 31,
	2023	2024
Individual Retirement:
Premiums	$78	$41
Deposits	4,807	4,822
Other	(2)	(2)
Premiums and deposits	$4,883	$4,861

Group Retirement:
Premiums	$6	$5
Deposits	2,240	2,049
Other	—	—
Premiums and deposits	$2,246	$2,054

Life Insurance:
Premiums	$542	$520
Deposits	398	393
Other	216	257
Premiums and deposits	$1,156	$1,170

Institutional Markets:
Premiums	$1,575	$1,796
Deposits	581	781
Other	7	9
Premiums and deposits	$2,163	$2,586

Total Life and Retirement:
Premiums	$2,201	$2,362
Deposits	8,026	8,045
Other	221	264
Premiums and deposits	$10,448	$10,671

Reconciliation of Total Debt and Preferred Stock to Total Capital Ratio

	Three Months Ended	Three Months Ended
	December 31, 2023	March 31, 2024
Hybrid - debt securities / Total capital	2.8%	2.9%
Financial debt and debt held for sale / Total capital	25.0	25.2
Total debt / Total capital	27.8	28.1
Preferred stock / Total capital	0.7	—
Total debt and preferred stock / Total capital (incl. AOCI)	28.5	28.1
AOCI Impact	(4.2)	(4.5)
Total debt and preferred stock / Total capital (ex. AOCI)	24.3%	23.6%